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Exhibit 21.01

List of Subsidiaries of Valero L.P.
As of March 6, 2006

Bicen Development Corporation N.V.
Bulk Storage Terminals & Co. (aka Kaneb Terminals & Co.) (joint venture)
Diamond K Limited
Kaneb, Inc.
Kaneb Investment, LLC
Kaneb LLC
Kaneb Management, LLC
Kaneb Management Company LLC
Kaneb Pipe Line Company LLC
Kaneb Pipe Line Holding Company, LLC
Kaneb Pipe Line Operating Partnership, L.P.
Kaneb Pipe Line Partners, L.P.
Kaneb Services LLC
Kaneb Terminals (Auckland) Limited
Kaneb Terminals B.V.
Kaneb Terminals (Eastham) Limited
Kaneb Terminals Limited
Kaneb Terminals Limited (United Kingdom)
Petroburgos, S. de R.L. de C.V.
Point Tupper Marine Services Co.
Ross Chemical & Storage Company Limited
Saba Trustcompany N.V.
Seven Seas Steamship Company, Inc.
Seven Seas Steamship Company (Sint Eustatius) N.V.
Shore Terminals LLC
Skelly-Belvieu Pipeline Company, L.L.C.
ST Australia Pty Ltd (aka Kaneb Australia Pty Ltd)
ST/Center Chillicothe Terminal, LLC (joint venture)
ST Linden Terminal, LLC (joint venture)
StanTrans Holding, Inc.
StanTrans, Inc.
StanTrans Partners, L.P.
Statia Marine, Inc.
Statia Technology, Inc.
Statia Terminals Antilles N.V.
Statia Terminals Canada Co.
Statia Terminals Canada Holdings Co
Statia Terminals Canada Partnership
Statia Terminals Corporation N.V.
Statia Terminals Delaware, Inc.
Statia Terminals, Inc.
Statia Terminals Holding Company, LLC
Statia Terminals International N.V.
Statia Terminals Marine Services N.V.
Statia Terminals New Jersey, Inc.
Statia Terminals N.V.
Statia Tugs N.V.
Support Terminal Operating Partnership, L.P.

Support Terminals Services, Inc.
Terminals Pty Ltd (aka Kaneb Terminals Pty Ltd)
Texas Energy Services LLC
Valero Burgos, LLC
Valero GP, Inc.
Valero Internacional, S de R.L. de C.V.
Valero Logistics Operations, L.P.

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  Exhibit 21.01